TIDAL TRUST I 485BPOS

Exhibit 99.(i)(xxxix)

 April 23, 2026

Tidal Trust I

234 West Florida Street, Suite 700

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated August 18, 2025 regarding the sale of an unlimited number of shares of beneficial interest of the SMART Trend 25 ETF and SMART Earnings Growth 30 ETF, each a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.